CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”) dated for reference the 25th day of May, 2018.

BETWEEN:

Lexaria Bioscience Corp., a company duly incorporated under the laws of the State of Nevada and having its office at 156 Valleyview Rd, Kelowna BC Canada V1X 3M4

(hereinafter referred to as the “Company”)

     OF THE FIRST PART

AND

Nuka Enterprises, LLC, a Delaware limited liability company with offices at 9690 Dallas St., Henderson, Colorado (hereinafter referred to as "the Consultant" or “Consultant”)

WHEREAS:

A.

The Company wishes to engage Consultant as its external technology, partnering and branding liaison, reporting to the CEO and President of the Company, and assorted other opportunities on the terms and conditions hereinafter set forth, effective May 25, 2018 (the “Effective Date”).

B.	Consultant has agreed to provide the Services (as hereinafter defined) to the Company on the terms and conditions set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and of the covenants and agreements hereinafter contained the parties hereto have agreed as follows:

1.	ENGAGEMENT OF SERVICES

1.1.	The Company hereby engages Consultant to provide Services as an independent contractor to the Company under the direction of the CEO and President of the Company; and

1.2.	Consultant hereby agrees to perform the following duties required of it in accordance with the terms of this Agreement, namely:

(a)	Promote the Company and its technology at public events; conferences; industry events and in private corporate or industry-related discussions; and
(b)	Act as ambassador and promote a positive image about the Company to the press and news media when there are opportunities to do so; and
(c)

General Services. Consultant shall serve the Company (and/or such subsidiary or subsidiaries of the Company as the Company may from time to time reasonably require) in such consulting capacity or capacities as may from time to time be determined by senior management of the Company and shall perform such duties and exercise such powers as may from time be determined by senior Company management, as an independent contractor. Consultant will work as needed with partners, shareholders and other stakeholders as reasonably required by the Company. Consultant shall fulfill all duties expected of a senior consultant of a biotechnology/bioscience company that should be reasonably expected by and at the pleasure of the Board of Directors of the Company (together with all other items within Section 1.2, the “Services”).

2.	TERM

2.1.

The initial term of this Agreement shall be for a period of three (3) years commencing as of the Effective Date and continuing thereafter until the third (3rd) anniversary of the Effective Date, with all terms in effect unless and until terminated as hereinafter provided in Section 5.

2.2.

Unless earlier terminated or renewed with a new agreement, this Agreement will remain in force on a month-to-month basis upon its expiry, provided however that Consultant shall be compensated for any additional Services as mutually agreed upon by the parties.

3.	SERVICES

3.1	Consultant agrees to perform the Services contracted hereunder including the following:

(a)	to carry out all functions associated with the Services to the best of its skill and ability for the benefit of the Company;

(b)	to carry out the Services in a timely manner;

(c)

to NOT perform the same work or engage in the same services for any other company or client that provides technology that directly competes against the Company for gastro-intestinal delivery benefits or topical delivery benefits;

(d)

to act, at all times during the term of this Agreement, in the best interests of the Company and to not participate in any activity to the material detriment of the Company or its reputation; and to use its commercially reasonable efforts to preserve the goodwill and positive reputation of the Company.

4.	REMUNERATION

4.1.	Cash Compensation. In addition to the compensation set forth herein, the Company shall pay to Consultant for all Services rendered hereunder the sum of five-hundred dollars (US$500).

4.2.

Expenses. Consultant shall be reimbursed for travelling and other expenses actually incurred by it in connection with its duties and Services hereunder only when approved in advance by Company and on an individualized basis. For all such expenses, Consultant shall furnish to the Company statements, receipts and vouchers for such out-of-pocket expenses within 30-days of occurrence.

4.3.	Equity Compensation.

(a)

Upon each and any time, between the Effective Date and the first (1st) anniversary of the Effective Date, that the Company’s revenues from any single customer of the Company introduced/developed or managed by Consultant in any consecutive 60-day period during such annual period equals or exceeds US$400,000 for combined “Lexaria Energy” and “ViPova” products and including all combined sales efforts and/or technology licensing revenues, the Company shall grant Consultant a restricted common share award of 75,000 shares of the Company’s Common Stock; and

(b)

Upon each and any time, after the first (1st) anniversary of the Effective Date and expiring twenty-four (24) months of the Effective Date, that the Company’s revenues from any single customer of the Company introduced/developed or managed by Consultant in any consecutive 60-day period equals or exceeds US$400,000 for combined “Lexaria Energy” and “ViPova” products and including all sales efforts and/or technology licensing revenues, the Company shall grant Consultant a restricted common share award of 40,000 shares of the Company’s Common Stock; and

(c)

Upon each and any time, between the Effective Date and the first (1st) anniversary of the Effective Date, that the Company’s revenues in any fiscal quarter during such annual period, equals or exceeds US$800,000 for combined “Lexaria Energy” and “ViPova” products and including all sales efforts and/or technology licensing revenues introduced/developed or managed by Consultant, the Company shall grant Consultant a restricted common share award of 150,000 shares of the Company’s Common Stock; and

(d)

Upon each and any time, after the first (1st) anniversary of the Effective Date and expiring twenty-four (24) months of the Effective Date, that the Company’s revenues in any fiscal quarter during such annual period, equals or exceeds US$800,000 for combined “Lexaria Energy” and “ViPova” products and including all sales efforts and/or technology licensing revenues introduced/developed or managed by Consultant, the Company shall grant Consultant a restricted common share award of 80,000 shares of the Company’s Common Stock.

4.4.

Upon the Effective Date of this Agreement and subject to approval of all regulatory bodies, the Company shall grant Consultant a warrant for 250,000 common shares of the Company with a three-year expiration and a strike price equal to one-cent above the previous day’s closing price (in U.S. dollars) (the “Warrant”). The Warrant, if at that time unexercised, will expire immediately if Company terminates this Agreement pursuant to Section 5.2 below. For the avoidance of doubt, if Company terminates this Agreement without cause or reason, the Warrant shall not expire until its scheduled three-year expiration.

4.5.

Sections 4.3 and 4.4 above, collectively or individually, are defined as “Milestone Payments”. Should the Company terminate this Agreement without cause or reason pursuant to Section 5.1 below, Consultant will be entitled to all Milestone Payments, as they relate to transactions which were in process but had not yet closed at the effective date of termination. Any and all awards granted pursuant to this Section 4, including without limitation the Warrant and restricted common stock awards shall be deemed fully vested when granted and shall not be subject to any repurchase rights or forfeiture, regardless of whether or not this Agreement is terminated.

5.	TERMINATION

5.1.	This Agreement may be terminated by either party at any time by sixty (60) days’ notice in advance, in writing given by Consultant to the Company, or by the Company to Consultant.

5.2.

Either party may terminate this Agreement, at any time, without further obligation to the other party, if such party breaches any of the terms and conditions of this Agreement, including, but not limited to, if:

a)	The Company or Consultant shall commit any material breach of any of the provisions herein contained; or

b)	The Company or Consultant shall be guilty of any willful misconduct or negligence in the discharge of its duties hereunder; or

c)	The Company or Consultant shall become bankrupt or make any assignments for the benefit of its creditors; or

d)

The Consultant shall be convicted of any felony offence other than an offence which, in the reasonable opinion of the Board of Directors of the Company, does not affect Consultant’s position as a Consultant of the Company; or

e)	The Company shall be convicted of any criminal offence other than an offence which, in the reasonable opinion of the Consultant, does not affect Consultant’s position as a Consultant of the Company.

5.3	The provisions of Sections 8.4 and 8.5 (Proprietary Information and on Confidentiality) shall survive the termination or expiration of this Agreement.

5.4

Upon Termination or expiration of this Agreement, for any reason, Consultant must destroy, or return to the Company immediately, any correspondence, information, reports, emails, phone recordings or transcripts, notes, Consultant contact information and all other materials related to all non-public work performed for the Company including all Proprietary Information during the term of the Agreement. All such materials and information as referred to in this Section 5.4, are the exclusive property of the Company. After returning, transmitting or otherwise sending such information to the Company, Consultant must destroy any and all remaining copy(ies) or records of same. Investor lists, banker and broker lists, and shareholder lists whether provided by the Company or developed by Consultant, if used by Consultant during activities provided under this Agreement, are the exclusive property of the Company any may not be used nor contacted in any manner by the Consultant for any non- Company purpose either during the term of this Agreement and for two (2) years following the expiration of this Agreement. All such materials and information obtained during the term of this Agreement may not be shown, downloaded, lent, given, discussed or in any way disclosed with or to any other party subject to the terms of this Agreement. The Proprietary Information Consultant gained or has access to during the term of this Agreement is the exclusive property of the Company, and the provisions governing such proprietary information survives the termination of this Consulting Agreement.

6.

NOTICE Any notice to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered to, or sent by email, personal delivery or prepaid registered post addressed to, the respective addresses of the parties appearing on the first page of this Agreement (or to such other address as one party provides to the other in a notice given according to this paragraph). Where a notice is given by registered post it shall be conclusively deemed to be given and received on the fifth day after its deposit in a Canada post office any place in Canada.

7.

TAXES Consultant shall be responsible for the payment of its income, capital gains and all other taxes and other remittances including but not limited to any form of insurance as shall be required by any governmental entity (including but not limited to health insurance and federal and state or provincial income taxes), though not including Director’s and Officer’s insurance which is paid for and provided by the Company, with respect to compensation paid by the Company to Consultant, and nothing in this Agreement implies or creates a relationship of employment. Consultant agrees to indemnify the Company for any tax, insurance or other remittance Consultant fails to make and which the Company may be obligated to pay.

8.	MISCELLANEOUS

8.1	This Agreement may not be assigned by either party without the prior written consent of the other.

8.2	The titles of headings to the respective paragraphs of this agreement shall be regarded as having been used for reference and convenience only.

8.3	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

8.4

Consultant shall not, either during the continuance of its contract hereunder and for a period of two (2) years after termination of this Agreement, disclose the private affairs of the Company and/or its subsidiary or subsidiaries, or any secrets or intellectual property of the Company (together or separately and as described below, “Proprietary Information”) and/or its subsidiary or subsidiaries, to any person other than the Directors of the Company and/or its subsidiary or subsidiaries or for the Company's purposes or for the performance of fulfilling its obligations hereunder and shall not (either during the continuance of its contract hereunder and for a period of three (3) years after termination of this Agreement) use for its own purposes or for any purpose other than those of the Company any information it may acquire in relation to the business and affairs of the Company and/or its subsidiary or subsidiaries, unless required by law or as necessary to perform its obligations hereunder.

8.5	Proprietary Information as that term is used herein shall consist of the following:

a)

all knowledge, data and information which Consultant may acquire from the documents and information disclosed to it by the Company, its employees, attorneys, consultants, independent contractors, clients or representatives whether orally, in written or electronic form or on electronic media including, by way of example and not by limitation, any products, customer lists, investor, banking or finance lists, supplier lists, marketing techniques, technical processes, formulae, inventions or discoveries (whether patentable or not), innovations, suggestions, ideas, reports, data, patents, trade secrets and copyrights, made or developed by the Company and related data and information related to the conduct of the business of the Company.

b)

Proprietary Information shall also include discussions with officers, directors, employees, independent contractors, attorneys, consultants, clients, finance sources, customers or representatives and the fact that such discussions are taking place.

c)

Proprietary Information shall not be directly or indirectly disclosed to any other person without the prior written approval of the Company, unless such disclosure is necessary for Consultant to perform the Services.

d)

Proprietary Information may not be used during the period of this Agreement nor thereafter, for the betterment of any other commercial enterprise, company, project or person without the prior written approval of the Company.

e)

Proprietary Information shall NOT include matters of general public knowledge, information posted on any of the Company’s websites or in any Company public regulatory filing; information legally received or obtained by Consultant from a third party or parties without a duty of confidentiality, and information independently known or developed by Consultant without the assistance of the Company.

8.6

Consultant shall well and faithfully serve the Company or any subsidiary as aforesaid during the continuance of this Agreement and use its commercially reasonable efforts to promote the interests of the Company. At all times Consultant will maintain a high degree of professionalism and integrity in performing the Services. Consultant reserves the right to refuse any request from the Company which may, in its reasonable opinion, violate either Federal or State Laws in either the United States or Canada.

8.7

The Company acknowledges and agrees that Consultant is an independent contractor and will have and will continue to have financial, management and business interests in other companies. The Company agrees that Consultant will continue to devote time to such outside interests.

8.8

The Services to be performed by Consultant pursuant hereto are personal in character, to be performed by Mr. Peter Barsoom, and neither this Agreement nor any rights or benefits arising thereunder are assignable by Consultant without the previous written consent of the Company.

8.9

Previous written agreements between the parties hereto are unaffected by this Agreement and any notice of cancellation, default or any other circumstances related to this Agreement shall not impose upon nor affect prior agreements in any manner in respect of any such previous agreements.

8.10

Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the provisions of this Agreement.

8.11

This Agreement is being delivered and is intended to be managed from the Province of British Columbia and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of such Province. Similarly no provision within this contract is deemed valid should it conflict with the current or future laws of the United States of America or current or future regulations set forth by the United States Securities and Exchange Commission, the British Columbia Securities Commission, or the Ontario Securities Commission. This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom or which enforcement of any waiver, change, modification or discharge is sought.

8.12

This Agreement and the obligations of the Company herein are subject to all applicable laws and regulations in force at the local, State, Province, and Federal levels in both Canada and the United States.

8.13

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Any and all Warrants, restricted common share award or stock option awards will be in compliance with all applicable regulations in the USA and Canada. The securities issued will be subject to a hold period in Canada of not less than four months and one day, or for any resales possible into the USA under Rule 144, not less than six months and one day. Hold periods may be longer if regulations so stipulate.

8.14

Consultant understands that as a publicly traded entity, the Company has certain transparency obligations to its shareholders, stock exchanges, and other regulatory bodies, and has legal obligations to disclose Consultant’s initial and ongoing relationship with the Company during the normal course of business. Consultant understands and agrees that its name and Mr. Peter Barsoom’s likeness could be announced and widely circulated with regards to his role with the Company. His name will be disseminated through such avenues as press releases, websites, or other media; and in personal meetings and appearances and public events; provided however, Consultant shall pre-approve the same in each case.

(signature page to follow)

IN WITNESS WHEREOF the parties have executed this Consulting Services Agreement the day and year first above written.

Lexaria Bioscience Corp:

____
Authorized Signatory

SIGNED by:

NUKA ENTERPRISES, LLC

____
Peter Barsoom, CEO

DATED:

May 24, 2018

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